EXHIBIT (m)(2)(ii)

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CLASS S SHARES
SCHEDULE A
PORTFOLIOS
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Sustainable Equity Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2019
A-1

PLAN PURSUANT TO 12B-1
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
CLASS S SHARES
SCHEDULE B
PORTFOLIOS	Fee (as a Percentage of Average Daily Net Assets of Class)
International Equity Portfolio	0.25%

Mid Cap Growth Portfolio	0.25%

Mid Cap Intrinsic Portfolio	0.25%

Real Estate Portfolio	0.25%

Sustainable Equity Portfolio	0.25%

U.S. Equity Index PutWrite Strategy Portfolio	0.25%

DATED: May 1, 2019

B-1